Exhibit 10.7
AMENDMENT
TO EMPLOYMENT AGREEMENT

AGREEMENT made the 26th day of December, 2007, by and between STERLING BANK, a New Jersey-chartered commercial bank (the “Bank”), and ROBERT H. KING, an individual (the “Executive”).

WITNESSETH:

WHEREAS, the parties entered into an agreement dated January 25, 2006, relating, among other things, to the Executive’s employment by the Bank (the “Employment Agreement”); and

WHEREAS, the parties desire, to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by executing this document (the “Amendment”), effective as of January 25, 2006.

NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows, effective as of January 25, 2006:

1. Section 2(f) of the Employment Agreement is amended and restated to read as follows;

(f)           Voluntary Termination by the Executive With Good Reason.  The Executive may resign his employment under this Agreement for a Good Reason at any time during the Employment Period upon thirty (30) days notice as herein set forth.  As used in this Agreement, “Good Reason” means any of the following, unless such circumstances are fully cured within thirty (30) days after the Executive notifies the Bank in writing that he intends to terminate his employment for Good Reason:~~:~~

(i)           any reduction in title, a material change in reporting structure or a material reduction in the Executive’s responsibilities or authority (including such responsibilities and authority as the same may be increased at any time during the Employment Period) over the operations of the Bank, which reduction or change shall be deemed to have occurred if the Bank becomes a subsidiary of (or integrated into) an entity that is initially controlled (determined by reference to the voting power of its securities) by persons other than the Bank’s shareholders immediately prior to the relevant transaction;

(ii)           the assignment to the Executive of duties inconsistent with the Executive’s title as the President and Chief Executive Officer of the Bank, resulting in a material negative change to the Executive in the employment relationship;

(iii)           any reassignment of the Executive that reasonably requires the Executive to move his present principal residence referred to in Section 13, or to provide his employment services under this Agreement at a principal office location of the Bank that is more than 25 miles from where the Bank’s principal office is located on the date of this Agreement;

(iv)           any removal of the Executive from office or any material adverse change in the terms and conditions of the Executive’s employment, except for any termination of the Executive’s employment under the provisions of Subsections (a), (c) or (d);

(v)           any material reduction in the Executive’s base compensation provided in Section 3(a) or in the Executive’s incentive compensation provided in Section 3(d), unless, in the latter case, such reduction is in accordance with the terms of any written incentive plan approved by the Board of Directors, in each case, as in effect on the date hereof or as the same may be increased from time to time; provided however, that no reduction shall be deemed to occur if it occurs by reason of any permitted action by the Bank set forth in Section 3;

(vi)           any failure of the Bank to provide the Executive with benefits at least as favorable (in the aggregate) as those enjoyed by him under any of the pension and welfare (including insured welfare) benefit plans in which the Executive then currently participates, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable to all or substantially all of the officers of the Bank covered by such plans;

(vii)           the failure of any successor of the Bank to assume and agree to perform (or cause to be assumed and agreed to be performed by one of its affiliated companies) the Bank’s obligations under this Agreement, as provided in and to the extent required by Section 14(a); or

(viii)                      a material breach of this Agreement on the part of the Bank at any relevant time, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

At the Option of the Executive, exercisable by him within 90 days after the occurrence of an event constituting an event of Good Reason and after the Bank has failed to cure or otherwise fully remedy such event within 30 days following written notice of such event by the Executive, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to the Bank, whereupon the provisions of Section 4 shall apply.  Notwithstanding the foregoing, any amounts payable upon termination by the Executive upon the occurrence of any of the foregoing Good Reason events shall be paid only if the Executive actually terminates employment within two (2) years following the initial existence of such event.

2.   Section 4(a)(ii) of the Employment Agreement is amended and restated to read as follows;

(ii)           The Executive shall also be entitled, at the Bank’s sole cost,  to continuation of welfare benefits in which he was participating as of the date of his termination of employment, for a period of three-years following such termination; provided, however, that this provision shall not result in duplication of any of such benefits as otherwise provided for herein.  To the extent it is determined that any benefits under the preceding sentence are taxable to the Executive, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii), Executive shall be paid, within thirty (30) days of the date of termination, a lump sum amount in cash equal to the present value (determined based upon the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Bank’s cost, as of the date of termination, of otherwise providing such benefit beyond the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii).  To the extent any such benefit may not be provided to the Executive because he is no longer an employee of the Bank, the Bank shall pay Executive, within thirty (30) days of the date of termination, a lump sum payment in an amount equal to the present value (using the interest rate provided in Code Section 1274(b)(2)(B)) of 100% of the cost to the Bank, under the applicable welfare benefit plans of the Bank, for providing such benefits to the Executive, his spouse and eligible dependents, if any, for the period commencing as of the first day of the first month next following the date of termination and continuing for thirty-six months thereafter, at the cost in effect as of the date of termination (less the Executive’s portion of the cost for the active plans) and assuming an annual 10% increase in the amount of such costs over the period described in this Section.

3.   Section 4(a)(iii) of the Employment Agreement is amended and restated to read as follows;

(iii)           In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by the Bank (the “Payments”), are such that he becomes subject to the excise tax provisions of Code Section 4999, the

Bank shall pay him such additional amount or amounts (the “Gross-Up Payments”) as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes with respect to the Payments) of a net amount equal to the net amount he would have retained had the initially calculated Payments been subject only to income and employment taxation.  For purposes of determining the amount of Gross-Up Payments, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates.  All calculations required to be made under this paragraph shall be made by the Bank’s independent public accountants, subject to the right of the Executive’s representative to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by the Bank’s independent accountants, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive or the Bank (as the case may be) remits the related taxes.  In the event any amounts paid hereunder by the Bank are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse the Bank to correct the error upon written notice from the Bank, together with written confirmation of the same by the Bank’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  In the event any amounts paid hereunder by the Bank are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, the Bank will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest he may be required to pay taxing authorities, plus (ii) any penalties assessed against him by such authorities.  Prior to its payment to the Executive, the Bank shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

4. A new Section 4(a)(v) is added to the Employment Agreement, reading as follows;

(v)           Any payments made pursuant to this Section 4(a), to the extent of payments made from the date of termination of Executive’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.  Notwithstanding the foregoing, if the Bank determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

5. A new Section 4(e) is added to the Employment Agreement, reading as follows;

(e)           Separation from Service.  Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Section 4 as a result of Executive’s termination of employment shall be subject to satisfaction of the condition precedent that the Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.

6. Section 17 of the Employment Agreement is deleted in its entirety and Section 18 is renumbered accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused it to be executed, as of the date first above written.

STERLING BANK

By:  /s/ R. Scott Horner

Date:   December 26, 2007

[CORPORATE SEAL]                                                         Attest:  /s/ Dale F. Braun

Date:   December 26, 2007

/s/ Robert H. King
Robert H. King
Date:   December 26, 2007